Exhibit 99.2

Dear Customer,

I’d like to personally reach out to let you know about a new announcement that Solutia has agreed to merge with Eastman Chemical.

The industry will, when the merger is completed, have a new, stronger and more competitive player with unparalleled technical expertise, a range of state-of-the-art products and a commitment to developing and delivering solutions that our customers demand and need.

Solutia and Eastman are an excellent strategic fit, not only in terms of our businesses, geographic presence and products, but also in terms of what we stand for. Both companies are known for investment in high-growth markets worldwide and the highest levels of customer support and service in our industry. Culturally, we share a deep and abiding commitment to operational excellence, developing products that respond directly to market demand, and delivering value to all our stakeholders.

Combined, Solutia and Eastman will create a leading chemicals, fibers and plastics materials producer with the financial strength, diversified and complementary mix of premium products and geographic footprint to continue our history of product innovation to meet our customers’ evolving needs. Facing global trends like rapid growth in emerging markets, improved living standards across the developing world and increased urbanization, our customers around the world are demanding premium specialty chemicals and performance materials that enhance safety, security, energy efficiency and quality of life – and those are exactly the kinds of products that we will continue to deliver.

The merger is expected to close around the end of the second quarter, and we are working to ensure a seamless transition for our customers and stakeholders.

We remain committed to continuing to provide the very best in products, customer service and innovation, and we look forward to keeping in touch regarding the merger.

Sincerely,

A. Craig Ivey

President and General Manager - Performance Films

Solutia Inc.